Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
February 11, 2010	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports 2009 Earnings of $2,232,294

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, OTC Bulletin Board: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the fourth quarter of 2009 and the full year.

For the quarter ended December 31, 2009, net income totaled $302,924 or $0.07 per fully diluted common share, compared with $218,696, or $0.06 per fully diluted common share earned during the fourth quarter of 2008. An increase in the net interest margin over the fourth quarter of 2008 is primarily responsible for the increased earnings.

For the year ended December 31, 2009, the Company reported net income of $2,232,294, or $0.58 per fully diluted common share. This represents a 47.4 percent increase in profitability from year-end 2008, when the Company reported earnings of $1,514,565 or $0.42 per fully diluted common share. The increase in net income was attributable to earnings in the Bank’s sales finance subsidiary, which recorded tax-exempt life insurance proceeds of $1,000,000 in the first quarter of 2009. Net interest income increased 10.1 percent from $6,920,469 in 2008 to $7,620,899 for the 2009 year-end. The reduction of deposit costs during the year was largely responsible for the improvement in the margin. The provision for loan losses increased from $799,913 in 2008 to $1,604,947 in 2009. The increase in the loan loss provision results from weakness in the economy which necessitated an increase in reserves associated with impaired loans. Noninterest income, excluding the life insurance proceeds, increased 0.5 percent to $2,511,411 compared to $2,498,111 reported for the year ended December 31, 2008. Noninterest expenses increased from $6,279,386 in 2008, to $6,583,745 in 2009, or 4.9 percent. This increase was primarily due to increases in salaries, employee benefits and FDIC insurance premiums.

Total assets were $216,949,782 as of December 31, 2009, an increase of 6.3 percent from the $204,178,015 reported as of December 31, 2008. Total deposits were $173,974,558 at year-end 2009, a 6.3 percent increase from the $163,747,112 reported at the end of 2008. Net loans increased 4.9 percent to $180,442,154, compared to $172,080,251 at the end of the 2008.

Loan loss reserves were $4,669,905 or 2.52 percent of total loans as of December 31, 2009. Asset quality declined slightly in response to the weakening economy. Delinquency levels and loan losses are in line with industry averages. Non-performing assets represent 0.48 percent of total assets at December 31, 2009, compared to 0.29 percent on that date in 2008. At December 31, 2009, the allowance for loan loss reserves equals 90 percent of impaired and non-performing assets, net of government guarantees compared to 153 percent at December 31, 2008.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	December 31 2009	December 31 2008
	(unaudited)
Total assets	$216,950	$204,178
Total loans	185,112	175,446
Investments	22,540	19,912
Deposits	173,975	163,747
Borrowed funds	12,950	12,440
Stockholders’ equity	28,425	24,383
Non-performing assets to total assets	0.48%	0.29%
Loans past due more than 90 days still accruing to total loans	0.00%	0.02%
Allowance for loan losses to total loans	2.52%	1.92%
Book value per common share	$7.44	$6.87
Tier I Capital ratio	15.73%	13.49%
Total Risk Based Capital ratio	17.00%	14.75%

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
Interest income	$2,786	$2,820	$10,847	$12,356
Interest expense	703	1,160	3,226	5,436
Net interest income	2,083	1,660	7,621	6,920
Provision for loan losses	590	402	1,605	800
Net interest income after provision for loan losses	1,493	1,258	6,016	6,120
Noninterest income	774	756	3,511	2,498
Noninterest expense	1,676	1,621	6,584	6,279
Net income before taxes	591	393	2,943	2,339
Provision for income taxes	288	174	711	825
Net income	303	219	2,232	1,514
Preferred stock dividend declared	66	30	258	119
Net income available to common shareholders	$237	$189	$1,974	$1,395
Basic net income per share	$0.07	$0.06	$0.62	$0.44
Diluted net income per share	$0.07	$0.06	$0.58	$0.42
Return on average total assets *	0.57%	0.43%	1.07%	0.74%
Return on average total equity *	4.25%	3.59%	8.07%	6.36%
Yield on average interest earning assets	5.44%	5.82%	5.45%	6.37%
Cost of funds	1.53%	2.62%	1.79%	3.06%
Net yield on average interest earning assets	4.07%	3.43%	3.83%	3.57%
Overhead efficiency ratio	58.66%	67.10%	59.14%	66.67%
Net charge-offs/average loans	0.01%	0.05%	0.17%	0.13%

*	annualized for all periods presented

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